Exhibit 10.2
REVOLVING CREDIT AGREEMENT
R. G. BARRY CORPORATION
AND

THE HUNTINGTON NATIONAL BANK
March 29, 2007

TABLE OF CONTENTS

SECTION 1. COMMITMENTS	1
1.1 Basic Commitment Terms	1
1.2 Commitment Limitations	1
SECTION 2. REPRESENTATIONS AND WARRANTIES	1
2.1 Organization, Corporate Power, etc	1
2.2 Litigation	2
2.3 Financial Condition	2
2.4 Title to Properties	2
2.5 Liabilities	2
2.6 Investments	2
2.7 Taxes	2
2.8 ERISA	3
2.9 Use of Proceeds	3
2.10 Compliance with Law	3
2.11 Government Consent	3
2.12 Legal and Binding Obligation	3
2.13 Investment Company Act	4
SECTION 3. BORROWING PROVISION	4
3.1 Amount of Revolving Credit	4
3.2 Evidence of Loans Made Under Revolving Credit	4
3.3 Commitment Fees	5
3.4 Conversion of Loans	5
3.5 Prepayment	5
3.6 Termination or Reduction Options	6
3.7 Interest Payment Dates	6
3.8 Payment Method	6
3.9 No Setoff or Deduction	6
3.10 Payment on Non-Business Day; Payment Computations	6
3.11 Extension of Commitments	7
SECTION 4. CONDITIONS OF LENDING	7
4.1 Opinion of Counsel for Borrower	7
4.2 Supporting Documents	7
4.3 No Default	8
4.4 Delivery of Note	8
SECTION 5. PROVISIONS RELATING TO LOANS	8
5.1 Limitations of Requests and Elections	8
5.2 Indemnification	9
5.3 Survival of Obligations	9
SECTION 6. AFFIRMATIVE COVENANTS	9
6.1 Financial Statements	9

i

6.2 Out of Pocket Expenses	10
6.3 Compliance with Statutes; Payment of Taxes	10
6.4 Insurance	10
6.5 Corporate Existence	10
6.6 ERISA	10
6.7 Books and Records	11
6.8 Inspection of Books and Records	11
6.9 Notification by Borrower	11
6.10 Notice of Claims	11
6.11 Clean out Period	11
6.12 Restriction on Consolidated Assets	12
SECTION 7. NEGATIVE COVENANTS	12
7.1 Additional Limitations on Debt	12
7.2 Maintenance of Consolidated Tangible Net Worth	12
7.3 Minimum Fixed Charge Coverage Ratio	12
7.4 Permitted Liens	12
7.5 Restrictions on Subsidiaries	12
7.5.1	12
7.5.2	13
7.5.3	13
7.6 Disposition of Assets	13
7.6.1	13
7.6.2	13
7.6.3	13
7.6.4	13
7.7 Sale-Leaseback	13
7.8 Limitations on draws	14
SECTION 8. FURTHER ASSURANCE	14
SECTION 9. TAXES AND STAMPS	14
SECTION 10. DEFAULT	14
10.1 Events of Default	14
10.1.1	14
10.1.2	14
10.1.3	14
10.1.4	14
10.1.5	15
10.1.6	15
10.1.7	15
10.1.8	16
10.1.9	16
10.1.10	16
10.2 Remedies	16
10.2.1	16
10.2.2	17
10.2.3	17

ii

SECTION 11. MISCELLANEOUS	17
11.1 Amendments, Etc	17
11.2 Notices	18
11.3 Conduct No Waiver; Remedies Cumulative	18
11.4 Reliance on and Survival of Various Provisions	18
11.5 Expenses	18
11.5.1	18
11.5.2	18
11.6 Successors and Assigns	19
11.7 Assignment to Federal Reserve Banks	19
11.8 Counterparts	19
11.9 Governing Law, Consent to Jurisdiction and Waiver of Immunity	19
11.10 Waiver of Jury Trial	20
11.11 Headings	20
11.12 Construction of Certain Provisions	20
11.13 Integration and Severability	20
11.14 Usury	20
SECTION 12. CERTAIN DEFINITIONS	21
12.1	21
12.2	21
12.3	21
12.4	21
12.5	21
12.6	21
12.7	21
12.8	21
12.9	21
12.10	22
12.11	22
12.12	22
12.13	22
12.14	.22
12.15	22
12.16	23
12.17	23
12.18	23
12.19	24
12.20	24
12.21	24
12.22	24
12.23	24
12.24	25
12.25	25
12.26	25
12.27	25
12.28	25
12.29	25
12.30	25
12.31	26
12.32	26

iii

REVOLVING CREDIT AGREEMENT
THIS AGREEMENT, is made and entered into to be effective on March 29, 2007, by and among R. G. BARRY CORPORATION, an Ohio corporation (hereinafter called the “Borrower”), and THE HUNTINGTON NATIONAL BANK, a national banking association of Columbus, Ohio (hereinafter called the “Bank”);
The Borrower and the Bank hereby agree as follows:
SECTION 1. COMMITMENTS.
1.1 Basic Commitment Terms. The Borrower has applied to the Bank for revolving credit loans up to an aggregate principal amount of $20,000,000.00, the proceeds of which are to be used by the Borrower for general corporate purposes, including, without limitation, seasonal financing of inventory and accounts receivable. The Bank is willing to make such loans to the Borrower upon the terms and subject to the conditions hereinafter set forth up to a maximum aggregate principal amount not in excess of $20,000,000.00 and otherwise in accordance with the terms hereof (said amount being hereinafter called the “Commitment”).
1.2 Commitment Limitations. Notwithstanding the foregoing, during the following periods in each year occurring during the term of this Agreement the aggregate Commitment of the Bank shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitment has been reduced pursuant to Section 3.6 hereof:

PERIOD	COMMITMENT

From 07/01/07 through 12/31/07	$20,000,000
From 01/01/08 through 06/30/08	$5,000,000
From 07/01/08 through 12/31/08	$16,000,000
From 01/01/09 through 06/30/09	$5,000,000
From 07/01/09 through 12/31/09	$12,000,000
From 01/01/10 through 03/31/10	$5,000,000
SECTION 2. REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants to the Bank:
2.1 Organization, Corporate Power, etc. The Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, and each has the corporate power and authority to own its property and to carry on its business as now being conducted and each is duly qualified (or is in the process of becoming qualified) and where qualified, is in good standing, to do business in every jurisdiction where such qualification is necessary, except where failure to qualify would not have a material adverse effect upon the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole. The Borrower has the corporate power to execute, deliver and perform this Agreement, to borrow hereunder and to execute and deliver the Note herein referred to and to do so will not violate any laws, rules, regulations, orders or decrees, its Articles of Incorporation or Code of Regulations or any other agreement or instrument to which it is a party.

2.2 Litigation. Except as set forth in Exhibit “B”, there is no litigation or proceeding pending against the Borrower, or any Subsidiary of the Borrower, nor to the knowledge of the officers of the Borrower or its Subsidiaries threatened, which, if decided adversely to the Borrower or any such Subsidiary, would have a material adverse effect upon the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole.
2.3 Financial Condition. The audited financial statements of the Borrower for the fiscal period ended July 1, 2006 certified by KPMG Peat Marwick, independent certified public accountants, and the interim unaudited financial statements for the period ended December 31, 2006, fairly reflect the financial condition of the Borrower and each Subsidiary and the results of their operations as of the dates and for the periods stated, and no material adverse change in the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole, has occurred since the dates of such financial statements and interim statements. Such financial statements are consolidated statements and have been prepared in accordance with GAAP.
2.4 Title to Properties. The Borrower and each Subsidiary has good and marketable title to its property and assets. Such property and assets of the Borrower and its Subsidiaries are not subject to a mortgage or lien except for current property taxes not yet due.
2.5 Liabilities. The Borrower and its Subsidiaries have no liabilities, direct or contingent, except (i) those disclosed in the audited financial statements and interim statements referred to in Section 2.3 above, and (ii) those incurred in the ordinary course of business since the dates of such reports and interim statements referred to in Section 2.3 above, having in the aggregate no materially adverse effect on the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole.
2.6 Investments. The Borrower and its Subsidiaries have made no material investments in, advances to or Guaranties of the obligations of any corporation, individual or other entity except those disclosed in either or both of the statements referred to in Section 2.3 above.
2.7 Taxes. The Borrower and its Subsidiaries have filed all required federal, state and local tax returns and paid all required federal, state and local taxes as they have become due. Federal income taxes have been audited through December 28, 2002, and no material claims have been assessed and are unpaid with respect to such taxes except as shown in the audited financial statements or interim financial statements referred to in Section 2.3 above.

2.8 ERISA. The Borrower and its Subsidiaries (i) have made prompt payment of all contributions required to meet the minimum funding standards set forth in Sections 302 and 305 of the Employee Retirement Income Security Act of 1974 as amended from time to time (“ERISA”) with respect to any employee benefit plan (“plan”), and (ii) have not:
(a)	engaged in any “Prohibited Transaction”, as that term is defined in Section 406 of ERISA for which there is no exemption under Section 408 of ERISA, or

(b)	terminated any such plan in a manner which would result in the imposition of a lien on the property of the Borrower pursuant to Section 4068 of ERISA.
2.9 Use of Proceeds. The proceeds of all borrowings hereunder will be used for general corporate purposes, but not directly or indirectly to purchase or to carry any margin stock as defined by Regulation U of the Board of Governors of the Federal Reserve System, and the Borrower is not in the business of extending credit to purchase or carry margin stock.
2.10 Compliance with Law. The Borrower and its Subsidiaries are not in violation of, whether foreign or domestic, any laws, ordinances, governmental rules, regulations, judgments or agreements to which they are subject and have not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of their properties or to the conduct of their businesses, which violation or failure to obtain might materially and adversely affect the business, prospects, properties or condition (financial or otherwise) of the Borrower.
2.11 Government Consent. Neither the nature of the Borrower or its Subsidiaries, or of their businesses or properties, nor any relationship between the Borrower or its Subsidiaries and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Borrower or its Subsidiaries as a condition to the execution, delivery, performance, validity or enforceability of this Agreement (including as to each borrowing hereunder), the Note and documents contemplated herein.
2.12 Legal and Binding Obligation. (i) The Board of Directors of the Borrower has duly authorized the execution, delivery and performance of this Agreement and the Note and this Agreement and the Note will constitute the valid and binding obligations of the Borrower enforceable in accordance with their terms; and (ii) the execution of this Agreement, the Note and related documents and compliance by the Borrower with all the provisions of this Agreement are within the corporate powers of the Borrower, are legal and will not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Borrower under the provisions of, any agreement, charter instrument, bylaw or other instrument to which the Borrower is a party or by which it is bound.

2.13 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3. BORROWING PROVISION.
3.1 Amount of Revolving Credit. Relying on the foregoing representations and warranties and subject to the agreements and covenants hereinafter contained, the Bank agrees to make Loans to the Borrower, from time to time from the date hereof to the Termination Date, at such times and in such amounts as the Borrower shall request, in the aggregate not in excess of the Bank’s Commitment. The Borrower shall give the Bank written or telephonic notice by 11:00 a.m., the Bank’s local time, three Business Days prior to the date of intended borrowing with respect to any Loan hereunder, which notice shall specify the proposed date of borrowing, the amount thereof, and the Interest Period selected. The Bank shall notify the Borrower of the relevant LIBO Rate at approximately 11:00 a.m., New York time, two Business Days prior to the date of intended borrowing. The Loans shall be evidenced by a Revolving Credit Note (as defined in Section 3.2 hereof).
3.2 Evidence of Loans Made Under Revolving Credit. All Loans made by the Bank pursuant to the Bank’s Commitment shall be evidenced by a promissory note, substantially in the form attached hereto as Exhibit “A” (hereinafter collectively called the “Revolving Credit Note”), payable to the order of the Bank, duly executed on behalf of the Borrower, dated the date of this Agreement. The Bank is hereby authorized by the Borrower to note on the schedule attached to any Revolving Credit Note held by the Bank the date, amount and type of each Loan made to the Borrower, the duration of the related Interest Period if applicable, the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule shall constitute prima facie evidence of the information so noted; provided, that failure of the Bank to make any such notation shall not relieve the Borrower of its obligation to repay the outstanding principal amount of any Loan or Loans made to it, all accrued interest thereon and all other amounts payable in accordance with the terms of the Revolving Credit Note or this Agreement. Interest on the Loans evidenced by the Revolving Credit Note shall be payable, until an Event of Default, at the Variable Rate and on each Interest Payment Date, as hereinafter defined. After an Event of Default, interest on the Loans evidenced by the Revolving Credit Note shall be payable at three (3) percent in excess of the Prime Commercial Rate and on the first day of each month, in arrears. The terms and conditions of this Agreement are incorporated in the Revolving Credit Note by reference as though the same were written therein.

3.3 Commitment Fees. The Borrower agrees to pay to the Bank on or prior to the execution of this Agreement a commitment fee in the amount of $5,000.00. The Borrower further agrees to pay an annual facility fee of $2,500.00 on the last day of each March commencing March 31, 2008. The Borrower further agrees to pay the Bank an annual unused fee (hereinafter called the “Unused Line Fee”) of one quarter of one percent (1/4 of 1%) per annum (computed on the basis of a 360-day year for the actual number of days elapsed in each computation period) of the average daily unused amount of the Commitment of the Bank available to Borrower pursuant to Section 1.1 above taking into consideration the seasonal adjustment. The Unused Line Fee shall commence to accrue on the date hereof through and including the Termination Date, and shall be paid quarterly in arrears on the last day of March, June, September and December in each year commencing June 30, 2007 and on the termination of the Commitment.
3.4 Conversion of Loans. The Borrower may elect to continue a Loan at the same Interest Period or convert a Loan of one Interest Period to another Interest Period by giving telephonic notice thereof to the Bank not later than 11:00 a.m., the Bank’s local time, three Business Days prior to the day on which the continuation of the Loan or conversion to the Loan is to be effective, and not later than 11:00 a.m., the Bank’s local time, three Business Days prior to the proposed day of conversion of a Loan of one Interest Period to a Loan of another Interest Period, provided, that an outstanding Loan may only be converted on the last day of the then current Interest Period with respect to such Loan, and provided, further, that upon the continuation or conversion of a Loan such notice shall also specify the Interest Period (if applicable) to be applicable thereto upon such continuation or conversion. If the Borrower shall fail to timely provide notice with respect to any outstanding Loan, the Borrower shall be deemed to have elected to convert such Loan to a daily Interest Period on the last day of the Interest Period with respect to such Loan. Telephonic notice shall in each instance be followed within a reasonable period of time by written notice substantially in the form of Exhibit “C” hereto. In the event of any conflict between telephonic and written notice, the telephonic notice shall control to the extent that such notice has been relied upon by the Bank in making the applicable Loan.
3.5 Prepayment. The Borrower may at any time, upon three (3) Business Days prior written notice to the Bank, repay any or all of the Loans without penalty (other than LIBO Rate breakage costs and expenses, except that Loans may only be paid at the end of the applicable Interest Period and the Borrower may not prepay any portion of any Loan as to which an election for a continuation of or a conversion is pending. All partial prepayments under this Section 3.5 shall be accompanied by the payment of all accrued interest. The Borrower shall make such prepayments as are necessary to keep the amounts outstanding to the Banks hereunder within the Commitment limitations identified in Section 1.2 hereof.

3.6 Termination or Reduction Options. The Borrower shall have the right each year during the month of June, upon three (3) Business Days prior written notice to the Bank, (i) to terminate or reduce permanently the aggregate principal amount of the Commitment of the Bank to make Loans hereunder by written notice to the Bank; provided that any permanent reduction of the Commitment of the Bank to make Loans must be accompanied by the repayment of any outstanding principal amount in excess of the amount of the Bank’s Commitment, as thereby reduced together with interest accrued thereon; and provided further that no such termination or reduction which would require prepayment of any Loan shall be permitted except at the end of the applicable Interest Period.
3.7 Interest Payment Dates. “Interest Payment Date” shall mean the first day of each calendar month.
3.8 Payment Method. All payments to be made by the Borrower hereunder will be made in Dollars and in immediately available funds to the Bank at its address set forth in Section 11.2 hereof not later than 3:00 p.m. the Bank’s local time on the date on which such payment shall become due. Payments received after 3:00 p.m. the Bank’s local time shall be deemed to be payments made prior to 3:00 p.m. such Bank’s local time on the next succeeding Business Day. At the time of making each such payment, the Borrower shall specify to the Bank that obligation of the Borrower to which such payment is to be applied, or, in the event that the Borrower fails to so specify or if an Event of Default shall have occurred and be continuing, such Bank may apply such payments to indebtedness due hereunder as it may determine in its sole discretion.
3.9 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Borrower hereunder shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.
3.10 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan outstanding hereunder or any other amount due hereunder, becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

3.11 Extension of Commitments. The Borrower may request, once each year during the month of September, an extension of the Termination Date and the Commitment for periods of one year each by making such request following delivery of the Borrower’s annual financial statement and current year’s operating plan. Upon receipt of any request for extension, the Bank shall have 60 days to approve or reject such request. Any Loans outstanding hereunder not extended shall be paid when due. The decision as to whether to grant such an extension shall be in the absolute discretion of the Bank. The Borrower shall request any extension not later than 60 days prior to the Termination Date of any existing Commitment.
SECTION 4. CONDITIONS OF LENDING.
The obligations of the Bank hereunder are subject to the following conditions precedent:
4.1 Opinion of Counsel for Borrower. On or before the date of first borrowing hereunder, the Bank shall have received the favorable written opinion of counsel for the Borrower acceptable to the Bank, addressed to the Bank, and satisfactory to counsel for the Bank (i) confirming the accuracy of the representations and warranties set forth in Section 2.1 hereof (except such confirmation may exclude any opinion as to the Borrower’s qualification to do business in states other than Ohio), and to the best knowledge of such counsel, confirming the accuracy of the representations and warranties with respect to the Borrower set forth in Sections 2.2, 2.11 and 2.13 hereof and those portions of Section 2.12 hereof not described in Section 4.1 (ii) hereof; and (ii) stating that (1) this Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms and (2) the Note when duly executed and delivered by the Borrower to the Bank in accordance with the provisions hereof, will constitute the legal, valid, and binding obligations of the Borrower enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency and similar laws and to moratorium laws from time to time in effect and to such other exceptions as the Bank may deem acceptable).
4.2 Supporting Documents. The Bank shall have received on or before the date of the first borrowing hereunder (i) a copy of the resolution of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowings contemplated hereunder and the execution and delivery of the Note provided for herein, (ii) a copy certified by the Secretary of State of Ohio of the Articles of Incorporation of the Borrower; (iii) a copy of the Bylaws or Code of Regulations of the Borrower, certified as true and correct by its secretary or assistant secretary, (iv) a certificate of the secretary or assistant secretary of the Borrower identifying the officers authorized to sign this Agreement and the Note provided for herein and to borrow hereunder, together with samples of each of their signatures, (v) a certificate of good standing as to the Borrower from the Secretary of State of Ohio, and (vi) such additional documents as counsel for the Bank may reasonably request.

4.3 No Default. Each borrowing hereunder shall constitute a certification by the Borrower that (i) the Borrower and each Subsidiary are in compliance with all of the terms and provisions set forth herein on their part to be observed and performed, (ii) no Default or Event of Default has occurred or is continuing at the time of such borrowing and (iii) each of the representations and warranties made in Section 2 hereof are true and correct with the same effect as though such representations and warranties had been made at the time of such borrowing, except that the representations and warranties made in Sections 2.3 and 2.5 hereof shall be deemed to refer to the last audited financial statements or interim financial statement delivered to the Banks pursuant to Section 6.1 hereof and further excepting that the occurrence of any material adverse change or effect shall be determined by reference to the Borrower’s financial condition, business and operations on the date of this Agreement.
4.4 Delivery of Note. The Borrower shall have executed and delivered the Note to the Bank.
SECTION 5. PROVISIONS RELATING TO LOANS.
5.1 Limitations of Requests and Elections. In the event that on any date on which the Borrower requests an advance hereunder the Bank reasonably determines that by reason of (1) any change arising after the date of the Note affecting the interbank eurocurrency market or affecting the position of the Bank with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be determined, (2) any change arising after the date of the Note in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (3) any other circumstance affecting the Bank or the interbank market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the LIBO Rate plus the applicable spread shall not represent the effective pricing to the Bank of making advances based upon such rate, then, and in any such event, the ability of the Borrower to request advances based upon the LIBO Rate shall be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist and interest shall accrue on the unpaid balance of the Principal Sum at a variable rate of interest per annum, which shall change in the manner set forth below, equal to 1.5 percentage points (which shall be 0.00 percentage points, unless completed) below the Prime Commercial Rate (as hereinafter defined).
In the event that on any date the Bank shall have reasonably determined that the making or continuation of advances based upon the LIBO Rate has become unlawful by compliance by the Bank in good faith with any law, governmental rule, regulation or order, then, and in any such event, the Bank shall promptly give notice thereof to the Borrower. In such case, the ability of the Borrower to request an advance hereunder based upon the LIBO Rate shall be terminated and thereafter interest shall accrue on the unpaid balance of the Principal Sum at a variable rate of interest per annum, which shall change in the manner set forth below, equal to 1.5 percentage points (which shall be 0.00 percentage points, unless completed) below the Prime Commercial Rate.

5.2 Indemnification. If, due to (1) the introduction of or any change in or in the interpretation of any law or regulation, (2) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (3) the failure of the Borrower to repay any advance when required by the terms of the Note, there shall be any loss or increase in the cost to the Bank of agreeing to make or making, funding or maintaining any advance hereunder based upon the LIBO Rate, then the Borrower agrees that the Borrower shall, from time to time, upon demand by the Bank, pay to the Bank additional amounts determined in good faith by the Bank to be sufficient to compensate the Bank for such loss or increased cost. A certificate as to the amount of such loss or increase cost setting forth in reasonable detail the basis for such determination and submitted to the Borrower by the Bank, shall be conclusive evidence, absent manifest error, of the correctness of such amount. Such amount shall be due and payable by the Borrower to the Bank within ten (10) days after such certificate is received by the Borrower.
5.3 Survival of Obligations. The provisions of this Section 5 shall survive the termination of the Commitment and the payment in full of the Note outstanding pursuant to this Agreement.
SECTION 6. AFFIRMATIVE COVENANTS.
For as long as the Bank is obligated to lend hereunder and until payment in full of the Note and interest thereon, the Borrower covenants that it will and will cause each Subsidiary, except in the case of Sections 6.1, 6.2, and 6.9 hereof and unless the Bank shall otherwise consent in writing, to:
6.1 Financial Statements. Furnish the Bank, within ninety (90) days of each fiscal year end, a copy of the report of the certified audit of the Borrower and its Subsidiaries for each fiscal year prepared by a certified public accountant of recognized standing and a balance sheet and related statements of income and retained earnings and cash flow of the Borrower and of the Subsidiaries as of the end of and for each quarter, within forty-five (45) days of each fiscal quarter end, certified as to fairness of presentation by an officer of the Borrower and/or the respective Subsidiaries. All financial statements will be consolidated financial statements, will be prepared in accordance with GAAP, and will be in a form satisfactory to the Bank. The annual audits and quarterly statements shall be in the format required for filing with the Securities and Exchange Commission. The engagement of the certified public accountant will require the reporting of any and all Defaults and Events of Default as of the last day of the fiscal year of the Borrower which have come to the attention of such accountant or that no Defaults or Events of Default have come to its attention as of such date. Quarterly financial statements will be accompanied by an officer’s certificate, in the form attached hereto as Exhibit D, indicating whether a Default or Event of Default has occurred and, if so, stating the facts with respect thereto and whether the same has been cured prior to the date of such certificate. In the event that any certificate furnished under this paragraph shall state that a Default or Event of Default has occurred and is continuing, such certificate shall be accompanied by a statement executed by the chief financial officer of the Borrower as to the action taken and proposed to be taken by the Borrower to cure such Default or Event of Default.
The Borrower will make available online to the Bank promptly after sending or filing thereof, copies of all financial statements and reports which it sends to its stockholders and copies of all regular and periodic reports and registration statements which it files with the Securities and Exchange Commission. The Borrower will furnish the Bank within a reasonable period of time such additional information and financial statements as the Bank may from time to time request.
6.2 Out of Pocket Expenses. Pay all out-of-pocket expenses of the Bank arising in connection with the transactions contemplated by this Agreement, whether or not consummated, including the reasonable fees and expenses of the Bank’s counsel for services rendered in connection with the transaction contemplated hereby including the preparation of this Agreement and related documents, and any amendments or modifications thereto.
6.3 Compliance with Statutes; Payment of Taxes. Comply with all valid and applicable statutes and governmental regulations and pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations, which, if unpaid might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings and against which the Borrower or applicable Subsidiary has set up adequate reserves in conformity with GAAP.
6.4 Insurance. Maintain insurance in such amounts as is customarily maintained by companies of the same relative size in the same or similar businesses.
6.5 Corporate Existence. Maintain its corporate existence in good standing and comply with all valid and applicable statutes, rules and regulations, and maintain its properties in good operating condition, except a Subsidiary may be merged into the Borrower or consolidated with another Subsidiary.
6.6 ERISA. The Borrower and its Subsidiaries shall with respect to any employee benefit plan under ERISA in effect now or in the future:
(a)	at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Sections 302 through 305 of ERISA with respect to such plan,

(b)
if requested by the Bank, promptly, after the filing thereof, furnish to the Bank copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with such plan for the plan year most recently ended, including any certified financial statements or actuarial statements required pursuant to said Section 103,

(c)
notify the Bank immediately of any fact, including, but not limited to, any “Reportable Event,” as that term is defined in Section 4043 of ERISA, arising in connection with such plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation, or any successor thereto, or for the appointment by the appropriate United States District Court of a trustee to administer such plan, and

(d)	notify the Bank of any “Prohibited Transaction” as that term is defined in Section 406 of ERISA for which there is no exemption under Section 408 of ERISA.
6.7 Books and Records. Maintain books and records in which full and correct entries will be made of all its business transactions.
6.8 Inspection of Books and Records. Permit the Bank upon its reasonable request to inspect the books and records of the Borrower, to make copies and abstracts thereof and to discuss the affairs of the Borrower with the Borrower’s officers.
6.9 Notification by Borrower. Give the Bank prompt written notice of:
(a)	the occurrence of any Default or Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, and
(b)
any development in the business or affairs of the Borrower or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Borrower to result in a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries.

6.10 Notice of Claims. Give the Bank prompt written notice of any claim in excess of $1,000,000, or in which no monetary amount is specified, that is asserted against the Borrower or any of its Subsidiaries in any litigation to which the Borrower or such Subsidiary is a party.
6.11 Clean out Period. Reduce the amount outstanding under the Note to zero, for a period of thirty (30) consecutive days, commencing February 1 of each calendar year.

6.12 Restriction on Consolidated Assets. Except upon the prior written consent of the Bank, maintain its consolidated tangible assets, excluding inter-company assets which are eliminated when consolidated in accordance with GAAP, under the ownership of and in the name of the Borrower.
SECTION 7. NEGATIVE COVENANTS.
For as long as the Bank is obligated to lend hereunder and until payment in full of the Note and interest thereon, the Borrower covenants that it will not, without the prior written consent of the Bank:
7.1 Additional Limitations on Debt. Incur any Current Debt other than (a) Current Debt in existence on the date hereof, and (b) Current Debt to the Bank in connection with any Acquisition Loan.
7.2 Maintenance of Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than the sum of $29,000,000 plus 50% of Consolidated Net Income computed on a cumulative basis for the period from and after June 30, 2007 to and including the end of the fiscal year for which the determination is being made, provided that if Consolidated Net Income for any fiscal year in said period is a deficit figure, the amount added to determine the required amount of Consolidated Tangible Net Worth for said fiscal year shall be zero.
7.3 Minimum Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than 1.25:1.0. “Fixed Charge Coverage Ratio” shall mean EBITDA divided by the sum of Principal Payments plus cash Interest Expense plus non-financed Capital Expenditures plus cash Taxes paid plus Dividends and Distributions. To be calculated quarterly on a trailing twelve (12) months basis. Capitalized terms in this Section 7.3 shall have the meaning given to such terms under GAAP.
7.4 Permitted Liens. Except for (a) Liens set forth on Exhibit E, (b) Liens to The CIT Group/Commercial Services, Inc. in connection with Borrower’s previous financing that are in the process of being released, and (c) Capitalized Lease Obligations, purchase money Liens and other Liens securing seller financing, permit, and will not permit any of its Subsidiaries to, incur, create, assume or permit to exist any Lien on any property, whether owned on March 1, 2007 or thereafter acquired.
7.5 Restrictions on Subsidiaries. Permit any Subsidiary to:
7.5.1. issue or dispose of any shares of its capital stock to any Person other than the Borrower or a Subsidiary, except to the extent, if any, required to qualify directors under any applicable law or required to be issued to other stockholders of such Subsidiary by virtue of their exercise of preemptive rights or as their pro rata share of any stock dividend; or

7.5.2. except for the sale of all or substantially all of the capital stock of Fargeot et Compagnie, S. A. (“Fargeot”), sell, assign, transfer, dispose of or in any way part with control of any share of capital stock of any other Subsidiary owned by it, or any Debt owing to it from another Subsidiary, except in either case to the Borrower or a Subsidiary; or
7.5.3. except for Current Debt or Funded Debt of Subsidiaries (a) owing to Borrower or another Subsidiary, or (b) owing at the time a business entity becomes a Subsidiary of Borrower, incur any Current Debt or Funded Debt.
7.6 Disposition of Assets. Permit, and will not permit any Subsidiary to agree to the sale, lease, transfer or other dispostion of all or any substantial part of its properties and assets, or consolidate with or merge into any other Person, or permit another Person to merge into it, except that:
7.6.1. any Subsidiary may permit any corporation to merge into such Subsidiary, or may consolidate with or merge into, or sell, lease or otherwise dispose of its assets as an entirety or substantially as an entirety to the Borrower, a Subsidiary or any corporation which thereupon becomes a Subsidiary, provided that immediately after the consummation of any such transaction and after giving effect thereto no Default or Event of Default shall exist; and
7.6.2. the Borrower may permit any corporation to merge into it or may consolidate with any solvent corporation organized in the United States of America, provided that immediately after the consummation of any such transaction and after giving effect thereto, (A) the Borrower is the surviving corporation, (B) the Borrower is in compliance with the provisions of Section 7.2 hereof, and (C) no Default or Event of Default shall exist;
7.6.3. the Borrower or any Subsidiary may sell or otherwise dispose of any of its assets in the ordinary course of its business; and
7.6.4. Borrower may cause the sale or other disposition of all or substantially all of the assets of Fargeot.
7.7 Sale-Leaseback. Permit, and will not permit any Subsidiary to agree to, the sale or transfer any property to any Person and thereupon lease, as lessee, the same or similar property unless (A) such lease is a Capitalized Lease and the Borrower is the lessee thereunder, or (B) such lease is an operating lease and the Borrower is the lessee thereunder.

7.8 Limitations on draws. Permit Loans under the Commitment to exceed eighty percent (80%) of the Borrower Eligible Accounts Receivable, plus fifty percent (50) of Eligible Inventory at any time.
SECTION 8. FURTHER ASSURANCE.
The Borrower shall furnish at the reasonable request of the Bank opinions of legal counsel and certificates of its officers satisfactory to the Bank regarding matters incident to this Agreement. The Borrower agrees to provide such other documents and information and to take such further action as the Bank may reasonably require in connection with the execution and delivery of this Agreement and the Borrower’s performance hereunder.
SECTION 9. TAXES AND STAMPS.
If in connection with any borrowing hereunder any documentary tax should be assessed or the affixing of any stamps be required by state or federal governments, the Borrower will pay the tax and the cost of the stamps.
SECTION 10. DEFAULT.
10.1 Events of Default. The occurrence of any one or more of the following events will constitute an Event of Default, unless waived by the Bank pursuant to Section 10.2 hereof:
10.1.1. Default shall be made in the due and punctual payment of any principal of the Note when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise;
10.1.2. Default shall be made in the due and punctual payment of any installment of interest on the Note or Commitment Fees or other amounts hereunder, when and as such payments shall become due and payable, and such default shall have continued for a period of 10 days;
10.1.3. Default shall be made in the performance or observance of any covenants, agreements or conditions contained in this Agreement or the Note, other than as set forth in Sections 10.1.1 and 10.1.2 hereof, and such default shall have continued for a period of 30 days after any officer of the Borrower becomes aware thereof;
10.1.4. Default shall occur with respect to any indebtedness of the Borrower or any Subsidiary (other than the Note) for borrowed money, including, but not limited to, failure to pay when due any payments required pursuant to such indebtedness, or any other default shall occur with respect to such indebtedness, and such other default shall continue for more than any applicable grace period and the effect of such other default is to cause such indebtedness to remain unpaid or to cause or permit the obligee to cause such indebtedness to become immediately due;

10.1.5. The Borrower or any of its Subsidiaries shall (A) admit in writing its inability to pay its debts or be unable to pay its debts generally as they become due, (B) file a petition in bankruptcy or a petition to take advantage of any insolvency act, (C) make an assignment for the benefit of its creditors, (D) consent to the appointment of a receiver of itself or the whole or any substantial part of its property, (E) file a petition or answer seeking reorganization, arrangement or winding-up under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof or any other country or jurisdiction, (F) have a petition in bankruptcy filed against it and such petition shall remain undismissed for a period of 60 days, or (G) file any answer admitting or not contesting the material allegations of a petition filed against the Borrower or any of its Subsidiaries in any such case or proceeding, or the Borrower or any of its Subsidiaries seeks, approves, consents to or acquiesces in any such case or proceeding or in the appointment of any custodian, trustee, receiver, liquidator or fiscal agent of the Borrower or any of its Subsidiaries for all or a substantial part of the properties or assets of the Borrower or any of its Subsidiaries;
10.1.6. A court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Borrower or the Subsidiary involved, a receiver or custodian of the Borrower or any of its Subsidiaries or of the whole or any substantial part of their properties, or approving a petition filed against the Borrower and/or any Subsidiary seeking reorganization, arrangement or winding-up of the Borrower and/or such Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof or any other country or jurisdiction, and such order, judgment or decree shall not be vacated or set aside or stayed within 15 days from the date of assumption of such custody or control;
10.1.7. Under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Borrower or any of its Subsidiaries or of the whole or any substantial part of their respective properties and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control;

10.1.8. Final judgment or judgments for the payment of money in the aggregate in excess of $1,000,000 shall be rendered by a court of record against the Borrower and/or any of its Subsidiaries, either individually or some combination thereof, and the Borrower or such Subsidiary or Subsidiaries shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof and within said period of 30 days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
10.1.9. A representation or warranty by the Borrower in this Agreement or in any financial statement, certificate, report or opinion delivered pursuant to this Agreement proves to have been incorrect in any material respect when made or deemed made or delivered; or
10.1.10. neither the Borrower or any of its Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time) involving any pension or profit-sharing plan (“Plan”); (B) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan; (C) a Reportable Event (as defined in ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan (as defined ERISA), which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of any of the Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (D) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (E) the Borrower or any Subsidiary shall, or is, in the reasonable opinion of any of the Bank, likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan (as defined in ERISA); or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or conditions, if any, could reasonably be expected to subject the Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial condition of the Borrower.
10.2 Remedies.
10.2.1. Upon the occurrence and during the continuance of any Event of Default, the Bank may by notice to the Borrower terminate the Commitment of the Bank or declare to be immediately due and payable the outstanding principal of, and accrued interest on, the Note and all other amounts due and payable hereunder, or both, whereupon the Commitment of the Bank shall terminate forthwith or all such amounts shall become immediately due and payable, or both, as the case may be, without further notice or demand, provided that in the case of any event or condition described in Section 10 ..1.5 or 10.1.6 hereof with respect to the Borrower, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice or demand. The Borrower hereby expressly waives presentment, notice of dishonor, protest, notice of protest, diligence in bringing suit against any party and all other similar formalities.
10.2.2. Upon the occurrence and during the continuance of any Event of Default, the Bank may, in addition to the remedies provided in Section 10.2.1 hereof, enforce its rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenants or agreements contained in this Agreement or the Note or in aid of the exercise of any power granted in this Agreement or the Note and may enforce the payment of the Notes and any of its rights available at law or in equity.
10.2.3. Upon the occurrence and during the continuance of any Event of Default, the Bank, is hereby authorized at any time and from time to time, without notice to the Borrower (any requirement for such notice being expressly waived by the Borrower) to set off and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of the Bank, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Bank under this Section 10.2.3 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.
SECTION 11. MISCELLANEOUS.
11.1 Amendments, Etc. This Agreement may be amended from time to time and any provision hereof may be waived by the parties hereto. No such amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.2 Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to the Borrower at 13405 Yarmouth Rd., N.W., Pickerington, Ohio 43147, Attention: Daniel D. Viren, Senior Vice President; to The Huntington National Bank at 41 South High Street, Columbus, Ohio 43287, Attention: Bud Ward, Senior Vice President, or to such other address as may be designated by the Borrower or the Bank by notice to the other parties. All notices shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing.
11.3 Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any rights, powers or privileges hereunder, shall operate as a waiver of such rights, powers or privileges or otherwise prejudice the Bank’s rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege by the Bank. No right or remedy conferred upon or reserved to the Bank under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Bank may be exercised from time to time as often as may be deemed expedient by the Bank.
11.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrower made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank or on the Bank’s behalf, and those covenants and agreements of the Borrower set forth in Section 6 and Section 11.5 hereof shall survive the repayment in full of the Loans and the termination of the Commitment.
11.5 Expenses.
11.5.1. The Borrower agrees to pay and save the Bank harmless from liability for the payment of the reasonable fees and expenses of counsel to the Bank in connection with the preparation, execution and delivery of this Agreement and the Note and the consummation of the transactions contemplated hereby, and in connection with any amendments, waivers or consents in connection therewith, and all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel) in connection with any Event of Default or the enforcement of this Agreement or the Note.
11.5.2. The Borrower agrees to pay, and indemnify and hold harmless the Bank from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the use of proceeds of the Loans.

11.6 Successors and Assigns. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of the Bank and its successors and assigns. The Bank may assign its entire interest in this Agreement, the Commitment and the Loans to another financial institution, including, but not limited to, one of the Banks’ affiliates. With the prior written consent of the Borrower, which consent shall not be unreasonably withheld, the Bank may sell participations in the Commitment and Loans to any financial institution or institutions, provided that, prior to a Default or an Event of Default, the Bank retains full power to make all decisions with respect to any waiver relating to this Agreement, and makes any interest rate quotations based on circumstances relating to it and not to any participant. The Borrower shall not, without the prior consent of the Bank, assign its rights or obligations hereunder or, as the case may be, under the Note and the Bank shall not be obligated to make any Loans hereunder to any entity other than the Borrower.
11.7 Assignment to Federal Reserve Banks. The Bank may at any time assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.
11.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
11.9 Governing Law, Consent to Jurisdiction and Waiver of Immunity. This Agreement is a contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State. The Borrower further agrees that any legal action or proceeding with respect to this Agreement or the Note or the transactions contemplated hereby, may be brought in any court of the State of Ohio, or in the United States courts for the Southern District of Ohio, and the Borrower hereby irrevocably submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person, property and revenues and irrevocably consents to service of process in any such action or proceeding by the mailing thereof by U.S. mail to the Borrower at the Borrower’s address set forth in Section 11.2 hereof. To the extent permitted by applicable law, the Borrower hereby waives and agrees not to assert in any such action or proceeding, by way of motion, as a defense or otherwise, any claim that (i) it is not personally subject to the jurisdiction of the aforesaid courts, (ii) except as required by applicable law, its property is exempt or immune from attachment or execution, (iii) any such action or proceeding brought in any one of the aforesaid courts is brought in an inconvenient forum, (iv) the venue of any such action or proceeding brought in any one of the aforesaid courts is improper, or (v) this Agreement or any document contemplated herein or the subject matter hereof or thereof may not be enforced in or by any such Court.

Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Borrower or to obtain execution on any judgment, in any other jurisdiction or in any other manner permitted by law.
11.10 Waiver of Jury Trial. THE BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
11.11 Headings. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms and provisions hereof.
11.12 Construction of Certain Provisions. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
11.13 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Borrower and the Bank, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the provisions of this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the provisions of this Agreement or the Note in any other jurisdiction.
11.14 Usury. Notwithstanding any provisions of this Agreement or the Note, in no event shall the amount of interest paid or agreed to be paid by the Borrower exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Note at the time performance of such provision shall be due shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied by the Bank to the payment of principal of the Bank’s Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrower if such principal has been paid in full.

SECTION 12. CERTAIN DEFINITIONS.
As used herein the following words and terms shall have the following meanings, respectively:
12.1 “Acquisition” means the acquisition by Borrower or an affiliate of all or substantially all of the assets or stock of an entity.
12.2 “Acquisition Loan” means a loan by Bank to Borrower to fund an Acquisition. Bank will consider lending Borrower up to an aggregate principal amount of $20,000,000.00 in Acquisition Loans, subject to underwriting and approval by Bank.
12.3 “Business Day” means any day other than a Saturday, Sunday or other day on which banks are not open for business in Columbus, Ohio, and on which banks in London, England, settle payments.
12.4 “Capitalized Lease” means and includes at any time any lease of property, real or personal, which in accordance with GAAP would at such time be required to be capitalized on a balance sheet of the lessee.
12.5 “Capitalized Lease Obligation” means at any time the capitalized amount of the rental commitment under a Capitalized Lease which in accordance with GAAP would at such time be required to be shown on a balance sheet of the lessee.
12.6 “Consolidated Current Assets” means the assets of the Borrower and its Subsidiaries that would (determined on a consolidated basis in accordance with GAAP consistently applied) be classified as “current assets” on its consolidated balance sheet.
12.7 “Consolidated Current Liabilities” means (i) the liabilities of the Borrower and its Subsidiaries that would (determined on a consolidated basis in accordance with GAAP consistently applied) be classified as “current liabilities” on its consolidated balance sheet, (ii) Guaranties by the Borrower of Current Debt of other Persons, and (iii) debt owed to banks.
12.8 “Consolidated Net Income” means the aggregate of the Net Income of the Borrower and its Subsidiaries, after eliminating all inter-company items and portions of earnings properly attributable to minority interests, if any, in the capital stock of such Subsidiaries, all computed and consolidated in accordance with GAAP.
12.9 “Consolidated Tangible Net Worth” means as of the date of any determination thereof the sum of all amounts which, in accordance with GAAP, would be included under shareholders’ equity plus (to the extent not included in shareholders’ equity) preferred stock, as determined on a consolidated basis, on the balance sheet of the Borrower and its Subsidiaries, minus assets properly classified as intangible assets in accordance with GAAP.

12.10 “Consolidated Total Assets” means, as of the date of any determination thereof, the total amount of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.
12.11 “Current Debt” of any Person shall mean as of the date of any determination thereof (i) all indebtedness of such Person for borrowed money other than Funded Debt of such Person, including, without limitation, debt owed to banks, and (ii) Guaranties by such Person of Current Debt of others.
12.12 “Debt” of any Person shall mean all Current Debt of such Person and all Funded Debt of such Person.
12.13 “Default” means any event which, with the lapse of time or the giving of notice pursuant to the terms of this Agreement, or both, becomes an Event of Default.
12.14 “Dollars” and “$” mean the lawful money of the United States of America.
12.15 “Eligible Accounts Receivable” means or “Eligible Account” means the amount of an account existing as of the date hereof or arising in the ordinary course of the Borrower’s business owing to the Borrower (excluding sales or other taxes) from a party (the “Account Debtor”) which conforms with all warranties of the Borrower contained herein and which meets all the following requirements until it is collected in full: (a) the account is not more than 90 days from the date of the original invoice therefor; (b) the account arose from the Borrower’s completed performance of a sale of goods and/or related services, is not a “rebilling” of such account, all such goods having been lawfully shipped and invoiced to the Account Debtor, and upon the Bank’s request, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment having been delivered to the Bank; (c) the account does not arise from a contract with the United States Government or from a consumer transaction; (d) except in the normal course of business, the account is not subject to any prior assignment, claim, lien, security interest, setoff, credit, contra account, allowance, adjustment, levy, return of goods, or discount; (e) the account did not arise from a transaction with a person, corporation or entity affiliated with the Borrower; (f) the account does not, when added to all other accounts of the Account Debtor with the Borrower, produce an aggregate indebtedness from the Account Debtor of more than 20% of the total of all the Borrower’s Eligible Accounts Receivable; (g) the Borrower has not received notice of bankruptcy or insolvency of the Account Debtor; (h) the account is not evidenced by any chattel paper, promissory note, payment instrument or written agreement; (j) the account does not arise from an Account Debtor whose mailing address or executive office is located outside the United States; (k) the account does not arise from an Account Debtor who has more than 50% of its accounts receivable with the Borrower due and owing for more than ninety (90) days from their due dates; (l) the Bank has not notified the Borrower that the account or the Account Debtor is unsatisfactory or unacceptable (although the Bank reserves the right to do so in its sole discretion at any time); and (m) the account is not part of a bonded transaction.

12.16 “Eligible Inventory” means the Borrower’s Inventory of raw materials and finished goods valued at the lesser of cost (on a FIFO basis) or fair market value, owned by the Borrower at the time of determination which constitute or are to constitute products to be sold by the Borrower in the ordinary course of business .. Such Inventory shall also meet all of the following qualifications: (a) it is in good condition, meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such goods, their use and/or sale and is either currently usable or currently saleable in the normal course of the Borrower’s business and is not otherwise unacceptable to the Bank, in the Bank’s sole discretion, due to age, type, category, quantity, quality, or one or more of the foregoing; (b) the Borrower has good title to such Inventory; (c) it is in the Borrower’s physical possession (stored only at the Borrower’s principal place of business identified in paragraph 11.2 of this Agreement) and is not on consignment to or from another party; (d) if the Inventory is in transit, such Inventory, shall be eligible only up to the face amount of the original invoice less any and all applicable freight, transportation or custom fees, charges or duties; (e) the Inventory is insured in an amount and manner acceptable to the Borrower and the Bank (including marine insurance), and the Bank is a named insured or loss payee with respect to the Inventory; and (f) the Bank has not notified the Borrower that the Inventory is unsatisfactory or unacceptable in its sole credit and collateral judgment (although the Bank reserves the right to do so in its sole discretion at any time).
12.17 “Event of Default” has the meaning specified in Section 11 hereof.
12.18 “Funded Debt” of any Person means (i) indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets or services, in each case having a final maturity of more than one year from the date of creation thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of creation), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) Capitalized Lease Obligations of such Person, (iii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iv) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, and (v) all Guaranties by such Person of Funded Debt of others. Funded Debt excludes debt owed to banks.

12.19 “GAAP” means generally accepted accounting principles as in effect at the time of application to the provisions hereof.
12.20 “Guaranties” by any Person means all obligations of such Person guaranteeing, or in effect guaranteeing, any Current Debt or Funded Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person (i) to purchase such Debt or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Debt, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of such Debt, or (iv) otherwise to assure the owner of such Debt against loss in respect thereof. Guaranties do not included endorsement of instruments for deposit or collection in the ordinary course of business.
12.21 “Interest Period” means, an initial period commencing, as the case may be, on the day such a Loan shall be made by a Bank and ending on that date or the date, one, two, or three months thereafter, as the Borrower may elect, provided that (A) any Interest Period with respect to a Loan, which shall commence on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and (B) each Interest Period with respect to a Loan which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day. Notwithstanding anything herein to the contrary, no Interest Period may extend beyond the Termination Date.
12.22 “Investment” means any loan, advance, extension of credit or contribution of capital or any investment in, or purchase or other acquisition of, stock, notes, debentures or other securities.
12.23 “LIBO Rate” means, the rate obtained by dividing (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related Interest Period, as determined by the Bank in its discretion based upon information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be use by the Bank, such other reasonably comparable money rate service as the Bank may select) or upon information obtained from any other reasonable procedure, on each date the LIBO Rate is determined; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on each date the LIBO Rate is determined by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any governmental authority having jurisdiction with respect thereto, all as conclusively determined by the Bank. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, the LIBO Rate shall change automatically without notice to the Borrower immediately at the end of each Interest Period, with any change thereto effective as of the opening of business on the day of the change.
12.24 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such asset. For the purposes hereof, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.
12.25 “Loan” or “Loans” means any borrowings by the Borrower from the Bank under the Commitment.
12.26 “Net Income” means for any period the net income (or the net deficit, if expenses and charges exceed revenues and other proper income credits) of a corporation or other Person for such period determined in accordance with GAAP.
12.27 “Note” means the Revolving Credit Note as defined in Section 4.2.
12.28 “Person” means and includes an individual, a corporation, a partnership, a firm, a joint venture, a limited liability company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.
12.29 “Prime Commercial Rate” means the prime commercial lending rate of The Huntington National Bank, as such rate is established and made available from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily such Bank’s most favored rate, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.
12.30 “Subsidiary” means any corporation 50% or more of the outstanding voting stock of which at the time is owned directly or indirectly by the Borrower.

12.31 “Termination Date” means March 31, 2010 or such later date(s) to which the Commitment may be extended from time to time pursuant to the provisions of this Agreement.
12.32 “Variable Interest Rate” means LIBO Rate plus one and two tenths percent (1.2%).
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in triplicate originals as of the year and day first above written.

BARRY CORPORATION
By:	/s/ Daniel D. Viren
	Name:	Daniel D. Viren
	Title:	Chief Financial Officer

THE HUNTINGTON NATIONAL BANK
By:	/s/ Bud Ward
	Name:	Bud Ward
	Title:	Senior Vice President

EXHIBIT A
REVOLVING CREDIT NOTE

March 29, 2007	$20,000,000
FOR VALUE RECEIVED, the undersigned, R.G. BARRY CORPORATION, an Ohio corporation, promises to pay to THE HUNTINGTON NATIONAL BANK (hereinafter called the “Bank”) or order, at its office at 41 South High Street, Columbus, Ohio 43215, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000.00), or such lesser amount as is then outstanding under this Note as indicated on the records of the Bank, for money loaned with interest upon the unpaid principal balance hereof from time to time outstanding, payable, in like money and funds, in arrears on each interest due date after the date hereof.
This Note evidences Loans made by the Bank to the undersigned and shall bear interest at the rates, respectively, as specified in the Credit Agreement described below, which is incorporated herein by reference. Interest shall be payable on each Interest Payment Date. Interest will be computed on the basis of a 360-day year for the actual number of days in each Interest Period. After an Event of Default or after maturity, whether by acceleration or otherwise, this Note shall bear interest at three percent (3%) in excess of the Prime Commercial Rate.
This Note represents Loans made pursuant to the Bank’s Commitment under the Revolving Credit Agreement dated as of March 29, 2007 as it may be from time to time amended (the “Credit Agreement”), among the undersigned, the Bank and certain other banks and the terms and conditions set forth in the Credit Agreement shall be considered a part hereof to the same extent as if written herein, and upon the occurrence of an Event of Default as defined in the Credit Agreement then the entire principal sum and any accrued interest on this Note shall, at the option of the holder of this Note except as to any event or condition described in Section 10.1.5 or 10.1.6 of the Credit Agreement, at once and without notice become due and payable. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement. The entire unpaid principal and interest on this Note shall be due and payable on the Termination Date.
This Note is a revolving credit subject to the terms, conditions and limitations hereof, of the Credit Agreement and until maturity (whether on the Termination Date or accelerated maturity), the undersigned may borrow and re-borrow from the Bank and the Bank may lend and re-lend to the undersigned under this Note and otherwise in accordance with the Credit Agreement such amounts not to exceed $20,000,000.00.

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The Bank is hereby authorized by the undersigned to note on the schedule attached to this Note the date, amount and type of each Loan, the interest rate and duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon and the other information provided for on such schedule, which schedule shall constitute prima facie evidence of the information so noted, provided, that any failure by the Bank to make any such notation shall not relieve the undersigned of its obligation to repay the outstanding principal amount of this Note, all accrued interest hereon and any amount payable in accordance with the terms of this Note and the Credit Agreement.
The undersigned may at any time, upon three (3) days prior written notice to the Bank, without penalty or premium, but subject to reimbursement of any LIBO Rate breakage costs and expenses, prepay this Note in whole or in part, with all prepayments being first applied to accrued but unpaid interest, then to any fees due under the Credit Agreement, and then to installments of principal in the inverse order of maturity.
All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever, and agree to remain bound until the interest and principal are paid in full notwithstanding any extension or extensions of time for payment which may be granted, even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to, the holder of this Note.
This Note shall be construed in accordance with and governed by the laws of the State of Ohio.

R.G. BARRY CORPORATION
By:
	Name:	Daniel D. Viren
	Title:	Chief Financial Officer

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EXHIBIT B
(Litigation Exhibit)
Investigation by Internal Revenue Service of specific matters. It is anticipated that the Borrower and the Internal Revenue Service will enter into a Closing Agreement on Final Determination Covering Specific Matters (the “Closing Agreement”). If the Internal Revenue Service approves the Closing Agreement on the terms anticipated by Borrower, the Final Determination by the Internal Revenue Service will not have a material adverse effect on the financial condition, business or operations of the Borrower and its Subsidiaries, taken as a whole

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EXHIBIT C

(Request for Loan Disbursement, Continuation or Conversion)
THE HUNTINGTON NATIONAL BANK
41 SOUTH HIGH STREET
COLUMBUS, OHIO 43215
ATTENTION: Bud Ward
Re:     Loans under Revolving Credit Agreement dated March 29, 2007
Ladies and Gentlemen:
The undersigned, a duly authorized officer of R. G. Barry Corporation, the borrower under the above-referenced Revolving Credit Agreement, hereby requests the (disbursement) (continuation) (conversion) of a LIBO Rate Advance based upon (daily) (1) month) (2 month) or (3 month) LIBOR in the amount of $                     to LIBO Rate Advance based upon (daily) (1 month) (2 month) or (3 month) LIBOR in the amount of $                     with respect to the Commitment as described in the Revolving Credit Agreement. The date of (disbursement) (continuation) (conversion) will be                     ,       .

R. G. BARRY CORPORATION
By:
Name:
Title:

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EXHIBIT D
(compliance certificate)
THE HUNTINGTON NATIONAL BANK
41 SOUTH HIGH STREET
COLUMBUS, OHIO 43215
ATTENTION: Bud Ward
Re:     Loans under Revolving Credit Agreement dated March 29, 2007
Ladies and Gentlemen:
The undersigned, a duly authorized officer of R. G. Barry Corporation, the borrower under the above-referenced Revolving Credit Agreement, hereby acknowledges as of the date of this Certificate:
The consolidated Tangible Net Worth of R. G. Barry Corporation, as of the period ending                     , 200__ is $                    .
The Minimum Fixed Charge Coverage Ratio, for the period ending                     , 20__ , is                     .

R. G. BARRY CORPORATION
By:
Name:
Title:
Date:

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EXHIBIT E
(Permitted Liens)
Financing Statements

Date Filed	File Number	Secured Party	Collateral/Comments
11/21/2002	OH00057021495	Bank One, NA	Leased equipment (Nortel phone system in Columbus) Assignment filed 12/16/2002 assigning interest to Bank One, NA from NCP Leasing, Inc.

5/16/2003	OH00063864186	Bank One, N.A.	Leased equipment (AS400 system printer in San Angelo, TX) Assignment filed 7/29/2003 assigning interest to Bank One, N.A. from NCP Leasing, Inc.

3/26/2004	OH00075367207	The CIT Group/Commercial Services, Inc.	All accounts, inventory, documents of title and equipment as more fully set forth on attached Schedule to the financing statement*

12/20/2004	OH00084699958	NCP Leasing, Inc.	Leased equipment (New AS400 and components)

12/20/2004	OH00084700983	NCP Leasing, Inc.	Leased equipment (New AS400 and components)

12/27/2004	OH00084922832	NCP Leasing, Inc.	Leased equipment (New AS400 and components)

5/25/2005	OH00089826035	IBM Credit LLC	Leased equipment (IBM Desktops and LCD monitors)

7/05/2005	OH00091047451	IBM Credit LLC	Leased equipment (IBM Desktops and LCD monitors)

8/08/2005	OH00092100466	IBM Credit LLC	Leased equipment (IBM Desktops and LCD monitors)

8/18/2005	OH00092415120	Xerox Corporation	Leased equipment (Xerox printer in CAD area)

11/15/2005	OH00095632052	IBM Credit LLC	Leased equipment (IBM Desktops and LCD monitors)

12/21/2005	OH00096916782	NCP Leasing, Inc.	Leased equipment (New color copier/printer on 2nd floor — Columbus)

1/12/2006	OH00097682918	IBM Credit LLC	Leased equipment (IBM Laptops)

3/15/2007	OH00112872789	IBM Credit LLC	Leased equipment (New VMW are File Servers)

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Mortgage

Date Filed	File Number	Secured Party	Collateral/Comments
6/28/04	Fairfield County, Ohio, Book 1348, Page 858	The CIT Group/Commercial Services, Inc.	All of mortgagor’s interest in the real estate described therein.*
Cash Collateral Deposit for Letter of Credit
The CIT Group/Commercial Services, Inc. (“CIT”) supported Borrower’s application for a letter of credit in the original face amount of $605,000 issued by JPMorgan Chase Bank, N.A. for Borrower’s customs related payments (the “Letter of Credit”). The Letter of Credit expires on June 30, 2007. CIT requires Borrower to keep on deposit with CIT cash collateral in the amount of $665,500 as security for the Letter of Credit until the Letter of Credit is replaced, expires or is otherwise of no force and effect.

*	To be released.

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EXHIBIT F
(no default certificate)
THE HUNTINGTON NATIONAL BANK
41 SOUTH HIGH STREET
COLUMBUS, OHIO 43215
ATTENTION: Bud Ward
Re:     Loans under Revolving Credit Agreement dated March 29, 2007
Ladies and Gentlemen:
The undersigned, a duly authorized officer of R. G. Barry Corporation, the borrower under the above-referenced Revolving Credit Agreement, hereby acknowledges as of the date of this Certificate that there is no Event of Default under the Revolving Credit Agreement nor has there been an event that upon the giving of notice or the passage of time will result in an Event of Default under the Revolving Credit Agreement.

R. G. BARRY CORPORATION
By:
Name:
Title:
Date:

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